 Designated Filer: Warburg Pincus Private Equity VIII, L.P.
Issuer and Ticker Symbol: Allos Therapeutics, Inc. [ALTH]
Date of Event Requiring Statement:  September 5, 2012

Joint Filers’ Names and Addresses

Name: Address:	WARBURG PINCUS PARTNERS LLC C/O WARBURG PINCUS LLC 450 LEXINGTON AVENUE NEW YORK, NY 10017
Name: Address:	WARBURG PINCUS & CO. 450 LEXINGTON AVENUE NEW YORK, NY 10017
Name: Address:	WARBURG PINCUS LLC 450 LEXINGTON AVENUE NEW YORK, NY 10017
Name: Address:	CHARLES R. KAYE C/O WARBURG PINCUS LLC 450 LEXINGTON AVENUE NEW YORK, NY 10017
Name: Address:	JOSEPH P. LANDY C/O WARBURG PINCUS LLC 450 LEXINGTON AVENUE NEW YORK, NY 10017